Exhibit 99.1

Ridgestone Resources Announces Director and Officer Appointment and Resignation

SAN FRANSICO, Ca. – August 18, 2008, Ridgestone Resources Inc.(OTC BB: RSRS) announces that on July 15, 2008, Pardeep Sarai resigned as our president, principal executive officer, secretary, treasurer, principal financial officer, and principal accounting officer. On the same date, Lincoln Parke was appointed to our board of directors and appointed our president, principal executive officer, secretary, treasurer, principal financial officer, and principal accounting officer. Subsequently on July 30th 2008, Pardeep Sarai also resigned from the Board of Directors of the company.

     Mr. Parke brings, over 20 years of international business management experience to Ridgestone Resources. Since February 2006, Mr. Parke has been the president of China Bright Technology Development Limited located in Central Hong Kong ("China Bright"). China Bright holds the intellectual property rights for the purpose of developing, manufacturing, marketing, and distributing products designed to reduce gas emissions from internal combustion engines. The China Bright intellectual property rights are directed at the use of hydrogen technology to reduce gas emissions from internal combustion engines. From June 2002 to February 2006, Mr. Parke was president of Tianjin Jiaxin Investment Guarantee Co. Ltd. located in Tianjin, Peoples' Republic of China ("PRC"). Tianjin Jiaxin Investment Guarantee Co. Ltd. was engaged in the business of making loans to small corporations located in China.

Contact:

Windfall Communications, LLC
Trevor Justus
866.590.6589

Safe Harbor Statement

Statements in this press release regarding RidgeStone’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond RidgeStones's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Ridgestone's products and services, ability to manufacture and deploy Ridgestone's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Ridgestone's filings with the Securities and Exchange Commission.